NEWS RELEASE

Release Date:     Thursday, March 26, 2015

Release Time: Immediately

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, March 26, 2015 - Michael R. Kallet, Chairman and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq Global: ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of April 7, 2015 and will be paid on April 21, 2015.
Oneida Financial Corp. reported total assets at December 31, 2014 of $798.2 million and stockholders’ equity of $95.8 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com